Registration Statement No. 333-221336

Filed pursuant to Rule 424(b)(3)

Amendment dated February 4, 2020 to

Pricing Supplement No. 23, dated May 14, 2019 and Pricing Supplement No. 24, dated May 14, 2019, in each case to Prospectus Supplement and Prospectus each dated November 3, 2017 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program, Series F

Linked to the Rogers International Commodity Index®

— Agriculture Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between May 3, 2019 and February 4, 2020:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	55.411%	$277,055	January 10, 2020

Linked to the Rogers International Commodity Index®

—Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between January 4, 2020 and February 4, 2020:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	54.546%	$272,730	January 10, 2020
$500,000	52.383%	$261,915	January 29, 2020

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$1,500,000	54.113%	$811,700	$105.36(1)

(1)                                 The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. The registration fee of US$105.36 for this offering is being paid out of SEK’s SEC account, the current balance of which is US$59,970.02 as of the date hereof. After payment of the registration fee for this offering, US$59,864.66 remains available in SEK’s account for future registration fees.